Exhibit 10.1
BUSINESS RELATIONSHIP TERMINATION AGREEMENT
     This Business Relationship Restructuring Agreement (this “Agreement”) is made and entered into as of August 9, 2005, by and among Dirt Motor Sports, Inc., a Delaware corporation (successor to Boundless Motor Sports Racing, Inc., a Colorado corporation) (the “Company”), Bobby P. Hartslief (“Hartslief”), Renee Hartslief (“R. Hartslief”), Cale Henry Hartslief (“C. Hartslief”), Tess Jordan Hartslief (“T. Hartslief”) and Paul A. Kruger (“Kruger”). Hartslief, R. Hartslief, C. Hartslief and T. Hartslief are sometimes referred to herein as the “Hartslief Family”, and each of the above persons and entities are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.
WITNESSETH:
     WHEREAS, the Company and Kruger, on the one hand, and the Hartslief Family, on the other hand, have determined that it is in their mutual best interests to terminate their business relationship;
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, the Parties hereby agree as follows:
     1. Severance Pay. The Company shall pay to Hartslief $180,000 as severance pay, which amount shall be payable as follows: (i) $15,000 on August 9, 2005; (ii) $15,000 on September 1, 2005; and (iii) the remaining $150,000 on September 30, 2005.
     2. Cancellation of Stock Options and Restricted Stock Awards. All stock options granted to Hartslief (the “Granted Stock Options”), and all restricted stock awarded to Hartslief (the “Granted Restricted Shares”) (including, without limitation, the options to purchase 50,000 shares of the Company’s common stock and the restricted stock award to purchase 50,000 shares of the Company’s common stock granted/awarded to Hartslief on or about October 8, 2004) are hereby canceled in their entirety and of no further force or effect. Hartslief hereby represents and warrants that he has not heretofore: (i) exercised any of the Granted Stock Options; or (ii) been issued any of the Granted Restricted Shares.
     3. Cancellation of Shares. Hartslief has previously transferred 700,000 shares of the Company’s common stock (collectively, the “Hartslief Shares”) to the other members of the Hartslief Family, as follows: (i) 500,000 shares to R. Hartslief; (ii) 100,000 shares to C. Hartslief; and (iii) 100,000 shares to T. Hartslief. Kruger has claimed a right to repurchase the Hartslief Shares pursuant to a letter agreement, dated July 31, 2003, by and among Kruger, Hartslief and other current and former stockholders of the Company (the “Letter Agreement”), which repurchase right has heretofore been challenged by Hartslief. In settlement of this dispute, the Parties agree that: (i) 250,000 shares of the Company common stock held by R. Hartslief will contemporaneously herewith be returned to the Company for cancellation, and shall be accompanied by a stock power executed in blank; (ii) all 100,000 of the shares of the Company common stock owned by C. Hartslief will contemporaneously herewith be returned to the Company for cancellation, and shall be accompanied by a stock power executed in blank; and (iii) all 100,000 of the shares of the Company common stock owned by T. Hartslief will contemporaneously herewith be returned to the Company for cancellation, and shall be accompanied by a stock power executed in blank. The above referenced stock powers shall be in substantially the form of Exhibit A attached hereto. Promptly following its receipt of the foregoing, the Company shall cause the transfer agent to deliver to Mr. Richard F. Dahlson, solely in his capacity as the Secretary of the Company (the “Secretary”), a certificate evidencing the 250,000 shares being retained by R. Hartslief (the “Retained Shares”), and Secretary shall hold the Retained Shares in escrow pursuant to the rights of the Parties set forth in Section 4 below. In addition, contemporaneously with her execution of this Agreement, R. Hartslief will deliver to Secretary five (5) stock powers, executed in blank, which shall be held together with the Retained Shares.
     4. Purchase Option.
          (a) R. Hartslief hereby grants to the Company, or any designee(s) of the Company (each, a “Designee”) the right to purchase, at any time and from time to time on or prior to September 30, 2005 (the “Option Period”) any or all of the Retained Shares at a purchase price of $2.00 per share (the “Per Share Option Price”).The above right may be exercised by the Company and/or any of its Designees, by delivery of written notice to R. Hartslief and Secretary (the “Exercise Notice”), together with the delivery of a wire transfer, to the account of R. Hartslief as set forth in Exhibit B attached hereto, in immediately available funds, in the amount of the aggregate Per Share Option Price for the rights being so exercised (the “Aggregate Option Price”). Upon receipt of any Exercise Notice and the Aggregate Option Price, R. Hartslief shall instruct Secretary to deliver to the Company the stock certificate for the Retained Shares, together with appropriate stock powers. The Company shall then deliver the Retained Shares and stock powers to its transfer agent with instructions to deliver certificates for the purchased Retained Shares to the applicable purchaser, and deliver a certificate for any non-purchased Retained Shares to Secretary to be held by Secretary pursuant to the terms and conditions of this Section 4 until the expiration of the Option Period, at which time any Retained Shares not purchased by the Company or its Designees pursuant to this Section 4 (the “Unsold Shares”) shall be returned to R. Hartslief. In the event that the stock powers executed by R. Hartslief are not sufficient because of the number of purchasers of Retained Shares, R. Hartslief agrees to deliver to Secretary additional stock powers, executed by R. Hartslief in blank. In the event that there are Unsold Shares following the expiration of the Option Period, the Company will provide reasonable assistance to R. Hartslief from time to time with respect to administrative and ministerial actions necessary for her to sell or transfer any or all of such Unsold Shares, including, when appropriate under applicable law, (i) by causing counsel to the Company to issue the opinion referenced in the legend included on the share certificate that represents the Retained Shares or (ii) causing a new certificate without such a legend to be issued to her
          (b) The Company may assign/transfer any or all of its purchase rights under subsection 4(a) of this Agreement, by written agreement with any person or entity, a copy of which shall be delivered to R. Hartslief and Secretary.
     5. Cancellation of Rights under the Letter Agreement. Kruger hereby agrees that all rights he may have under the Letter Agreement to purchase from the Hartslief Family any of the Hartslief Shares is hereby terminated in its entirety and of no further force or effect.

     6. Confidentiality. Hartslief acknowledges and agrees that the Company and its subsidiaries are entitled to prevent the disclosure of Trade Secrets (as defined below). As a material inducement for the Company entering into this Agreement, Hartslief agrees at all times after the date of this Agreement to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, and not to use, the Trade Secrets, without the prior written consent of the Company. As used herein, “Trade Secrets” means all confidential and proprietary information of the Company and its affiliates, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, sponsorship information, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its subsidiaries and information related to the business, products or sales of Employer or its subsidiaries, or any of their respective customers, vendors and sponsors, other than information which is otherwise publicly available.
     7. Non-Competition. As a material inducement for the Company entering into this Agreement, Hartslief agrees that for a period of one-year after the date of this Agreement, neither Hartslief, nor any of his affiliates, will directly or indirectly: (i) compete with the Company or its affiliates in the Business (as hereinafter defined) in the United States of America or in Australia; (ii) act as an officer, director, employee, consultant, equityholder, lender, advisor or agent of any person or entity which is in competition with the Company; or (iii) undertake or plan for the organization of any business activity in competition with the Company, and Hartslief will not combine or conspire with any other person or entity for the purpose of the organization of any such competitive business activity; provided, however, that this Section 7 shall not prohibit Hartslief or any of his affiliates from purchasing or holding an aggregate equity interest of up to 3% in any publicly-traded company which is in competition with the Company. As used herein, “Business” means dirt track car racing or the promotion and/or sanctioning of dirt track car racing.
     8. Hartslief Family Release.
          (a) As a material inducement to the Company and Kruger to enter into this Agreement, and except for the covenants and agreements provided for in this Agreement, the Hartslief Family hereby irrevocably and unconditionally releases, acquits and forever discharge the Company, Kruger and each of the Company’s successors, assigns, agents, stockholders, directors, officers, employees, representatives, attorneys and affiliates and all persons acting by, through, under or in concert with any of them (collectively, the “Company Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which the Hartslief Family now has, owns, holds, or which the Hartslief Family at any time heretofore had, owned or held against each of the Company Releasees, including, but not limited to, (i) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (ii) all Claims under the Americans With Disabilities Act; (iii) all Claims under the Family Medical Leave Act of 1933; (iv) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (v) all Claims related to Hartslief’s employment with the Company; (vi) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay or otherwise; (vii) all Claims of wrongful discharge, breach of any implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, and breach of any implied covenant of good faith and fair dealing; and (viii) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, grants of stock options, awards of restricted stock or other compensation or benefits arising out of Hartslief’s employment with the Company.
          (b) Each member of the Hartslief Family represents that he/she has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. The Hartslief Family represents and agrees that: (i) they have consulted or have had sufficient opportunity to discuss with any person, including an attorney of their choice; (ii) the have carefully read and fully understand all the provisions of this Agreement; (iii) that they are competent to execute this Agreement; and (iv) they are voluntarily entering into this Agreement on their own free will and accord, without reliance upon any statement or representation of any person or parties released, or their representatives, concerning the nature and extent of the damages and/or legal liability therefor.
          (c) Hartslief has had twenty-one (21) days in which to consider the Agreement, and, if he executes this agreement within less than twenty-one (21) days from the date of receipt, it is with the express understanding that he had the full twenty-one (21) days available if so desired and that he was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. Further, Employee waives any and all rights to a twenty-one (21) day period to consider the terms of her release of claims under the Age Discrimination in Employment Act (“ADEA”) if he signs this Agreement prior to the expiration of the twenty-one (21) day period.
     9. The Company’s Release. As a material inducement to the Hartslief Family to enter into this Agreement, the Company and Kruger hereby irrevocably and unconditionally release, acquit and forever discharge the Hartslief Family, and their heirs, dependents, successors and assigns, or any of them (the “Hartslief Releasees”) from any Claims which the Company or Kruger now has, owns, holds, or to which the Company or Kruger at any time heretofore had, owned or held against each of the Hartslief Releasees. The Company and Kruger represent that neither of them has heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.
     10. Nondisparaging Remarks. Hartslief will not make any disparaging or negative statements, written or verbal, regarding any of the Company Releasees at any time in the future, whether such statement is true or false, except as required by law or in defense of any legal action brought by the Company against any Hartslief Releasee in violation of this Agreement. Neither the Company nor any of its officers or directors will make any disparaging or negative statements, written or verbal, regarding any of the Hartslief Releasees at any time in the future, whether such statement be true or false, except as required by law or in defense of any legal action brought by the Hartslief Family against any Company Releasee in violation of this Agreement.

     11. Acknowledgments. Hartslief acknowledges and recognizes that the enforcement of any of the provisions set forth in Section 7 above by the Company and its subsidiaries will not interfere with Hartslief’s ability to pursue a proper livelihood. Hartslief recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer and its affiliates.
     12. Remedies. The Parties specifically acknowledged and agree that the remedy at law for any breach of either Party’s obligations with respect to the provisions set forth in Sections 6, 7 or 10 above will be inadequate and that the Company and/or its subsidiaries, in addition to any other relief that may be available to it, shall be entitled to temporary and permanent injunctive relief or other equitable remedies as may be available to such party without the necessity of proving actual damage.
     13. Indemnification. The Parties, jointly and severally, hereby agree to indemnify Secretary against and hold Secretary harmless from, any costs, damages, judgments, attorneys’ fees, expenses, obligations and liabilities of any kind or nature that may be suffered or incurred by Secretary as a result of, in connection with or arising out of the acts or omissions of Secretary in the performance of, or pursuant to, this Agreement (collectively, “Damages,”), except where such Damages are incurred as a result of Secretary’s gross negligence or willful conduct in bad faith. If any controversy arises between the Parties or with any other person with respect to the subject matter of this Agreement, Secretary shall not be required to determine the same or to take any action thereupon, but may await the settlement of any such controversy, or may interplead the Retained Shares and related stock powers in the state district courts in Dallas, Texas. In such event, Secretary shall not be liable for interest or damages, except to the extent such action shall be proved to constitute gross negligence or willful conduct in bad faith on the part of Secretary. The Parties acknowledge and agree that in performing his duties hereunder, Secretary is acting solely in his capacity as the secretary of the Company; it being expressly agreed and understood that Mr. Dahlson is not acting in his capacity as legal counsel to the Company.
     14. Notices. Any notice or communication hereunder must be in writing and given by depositing the same in the United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered, or delivered by Federal Express or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the Parties shall be: if to any member of the Hartslief Family: 550 Bear Paw Lane N, Colorado Springs, Colorado 80906, Attn: Bobby Hartslief, with a copy to David Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, Attn: John Elofson, Esq.; if to the Company or Kruger: c/o Dirt Motor Sports, Inc., 2500 McGee Drive, Suite 147, Norman, Oklahoma 73072, Attn: Paul A. Kruger. Any Party may change its address for notice by written notice given to the other party in accordance with this Section, and if to Secretary: c/o Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas 75080, Attn: Richard F. Dahlson.
     15. Severability. It is the Parties’ intention that all provisions of this Agreement be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal or unenforceable, such provision shall be severable and the remaining provisions of the Agreement shall remain in full force and effect.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     17. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Company Releasees, the Hartslief Releasees and the Parties hereto and their respective heirs, administrators, representatives, executors, trustees, successors and assigns.
     18. Entire Agreement. This Agreement contains the entire understanding and agreement between and among the Parties with respect to the subject matter herein, and supersedes all prior oral or written agreements between the Parties with respect to that subject matter.
     19. Revocation. It is expressly agreed that for seven (7) days following execution of this Agreement by Hartslief, Hartslief may revoke this Agreement; it is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable until the seven (7) day revocation period described above has expired, after which there this Agreement shall be deemed effective and enforceable as of the date first above written.
     20. Arbitration. Each Party consents to resolve by final and binding arbitration any and all claims or controversies that may arise out of this Agreement, including those relating to the interpretation or application of this Agreement. Each Party further agrees that the procedures for any arbitration resulting from this Agreement shall be in accordance with the then current Labor Arbitration Rules of the American Arbitration Association (“AAA”). Arbitration under this Section 19 must be initiated within one year of the action, inaction, or occurrence about which the Party initiating the arbitration is complaining. This Section 20 is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14.
     PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
DIRT MOTOR SPORTS, INC.
By:/s/ Paul A. Kruger
Name: Paul A. Kruger
Title: Chief Executive Officer

/s/ Bobby P. Hartslief
          Bobby P. Hartslief

/s/ Renee Hartslief
          Renee Hartslief

/s/ Bobby Philip Hartslief
          Bobby Philip Hartslief, as guardian of
          Cale Henry Hartslief, a minor

/s/ Bobby Philip Hartslief
          Bobby Philip Hartslief, as guardian of
          Tess Jordan Hartslief, a minor

/s/ Paul A. Kruger
          Paul A. Kruger
     The undersigned hereby executes this Agreement to be subject to and bound by the provisions of Sections 3 and 4 of the Agreement.
/s/ Richard F. Dahlson
          Richard F. Dahlson, Secretary
          Dirt Motor Sports, Inc.